EXHIBIT 99.1

AT THE COMPANY
Thomas G. Smith
Executive Vice President,
Chief Financial Officer
216-621-6060
Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

FOR IMMEDIATE RELEASE

Forest City to Offer $250 Million Puttable Equity-Linked Senior Notes Due 2011

CLEVELAND – October 3, 2006 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced its intention to offer, subject to market and other conditions, $250 million aggregate principal amount of Puttable Equity-Linked Senior Notes due 2011. These notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes are expected to be puttable at the option of the holders prior to maturity under certain circumstances at a put value rate equal to a number of shares of Forest City’s Class A common stock. Upon any put of the notes by a holder, Forest City will pay cash (or, if Forest City exercises its net share settlement option under the notes, cash and shares of Class A common stock, if any) based on the put value established during the related observation period. The interest rate, put value rate and other terms of the notes will be determined by negotiations between Forest City and the initial purchasers of the notes. Forest City expects to grant to the initial purchasers an option to purchase up to an additional $37.5 million aggregate principal amount of notes to cover over-allotments.

In connection with the offering, Forest City expects to enter into a puttable note hedge transaction and warrant transaction with one or more of the initial purchasers of the notes to increase the effective put exercise price of the notes. These transactions are also intended to reduce the potential dilution upon a future put of the notes. In connection with these transactions, the counterparties have advised Forest City that they expect to enter into various derivative transactions with respect to shares of Forest City Class A common stock at or shortly after the pricing of the notes. Thereafter, the counterparties may enter into or unwind various derivatives and/or continue to purchase or sell shares of Forest City Class A common stock in secondary market transactions.

The Company expects to use the net proceeds from the offering to repurchase (concurrently with the offering) up to $25 million of its Class A common stock, to pay the net cost of the puttable note hedge transaction and warrant transaction, to repay recourse debt outstanding under the Company’s $600 million bank revolving credit facility, and for general corporate purposes.

The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes and the shares of Forest City Class A common stock that may be issuable upon a put of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.